EXHIBIT 6(f)


                                 FORM OF BY-LAWS
                                       OF
                       INDIANAPOLIS LIFE INSURANCE COMPANY
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                                                                    EXHIBIT 6(f)


                                     BY-LAWS

                                       OF

                       INDIANAPOLIS LIFE INSURANCE COMPANY

                 AS AMENDED AND RESTATED AS OF FEBRUARY 14, 2002

                                    ARTICLE I
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                            MEETINGS OF SHAREHOLDERS
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                  Section 1.1. Annual Meetings. Commencing in 2003, annual
meetings of the shareholders of the Corporation shall be held on the third Thursday in May of each year, at 2:00 p.m., local time, and at such place within or without the State of Indiana as shall be designated by the Board of
Directors. In the absence of designation, the meeting shall be held on the date and at the time established hereby at the principal office of the Corporation. The Board of Directors may, by resolution, change the date or time of such annual meeting. If the day fixed for any annual meeting of shareholders shall fall on a legal holiday, then such annual meeting shall be held on the first following day that is not a legal holiday.
                  Section 1.2. Special Meetings. Special meetings of the shareholders may be called by the Chairman, President, Board of Directors or the shareholders as provided by law.
                  Section 1.3. Notice. A written or printed notice stating the place, day, and hour of the meeting, and in case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered or mailed by the secretary, or by the officers or persons calling the meeting, to each shareholder entitled by the Articles of Incorporation and by the Indiana Insurance Law to vote at such meeting, at such address as appears upon the records of the Company, at least thirty (30) days before the date of the meeting. Notice of any meeting of the shareholders may be waived in writing by any shareholder if the waiver sets forth in reasonable detail the purpose or purposes for which the meeting is called and the time and place thereof. Attendance at any meeting in person or by proxy shall constitute a waiver of notice of such meeting.
                  Section 1.4. Quorum. The presence at any meeting of shareholders, in person or by proxy, of the holders of record of a majority of the shares then issued and outstanding and entitled to vote shall be necessary and sufficient to constitute a quorum for the transaction of business, except as otherwise required by law.
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                  Section 1.5. Adjournments. If a quorum shall not be present in person or represented by proxy authorized and eligible to vote at a meeting of shareholders, it shall be the duty of the shareholders present to adjourn the meeting to the second Thursday of the second succeeding month and from day to day thereafter, until a quorum shall be obtained as above. All adjourned meetings shall be held at the hour set forth in Section 1.1 of these By-Laws. No notice of any kind shall be required to be given the shareholders of the Company of any such adjourned meeting or meetings. If any annual meeting is adjourned as above, the election of Officers shall be deferred until a quorum shall have been obtained.
                  Section 1.6. Proxies. Any shareholder entitled to vote may vote by proxy, provided that the instrument authorizing such proxy to act shall have been executed in writing (which shall include telegraphing, cabling or by facsimile) by the shareholder personally or by such shareholder's duly authorized attorney in fact. Shares standing in the name of a corporation, other than the Company, may be voted by such officer, agent or proxy as the board of directors of such corporation may appoint or as the by-laws of such corporation may prescribe. An appointment of proxy is effective when received by the Secretary of the Company or other officer or agent authorized to tabulate votes and is effective for eleven (11) months, unless a shorter or longer period is expressly provided in the proxy.

                                   ARTICLE II
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                               BOARD OF DIRECTORS
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                  Section 2.1. Number and Term. The business and affairs of the
Corporation shall be managed under the direction of a Board of Directors. The number of Directors of the Corporation shall not be less than three (3) nor more than nine (9), the exact number within such range to be determined from time to time by resolution of the Board of Directors adopted by the affirmative vote of a majority of the entire Board of Directors then in office;
                  Section 2.2. Election of Directors and Term of Office. Directors shall be elected by the shareholders for a term of one (1) year and shall hold office until the Director's successor is elected and has qualified.

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                  Section 2.3. Removal of Directors. Any one or more of the
members of the Board of Directors may be removed, with or without cause, at any meeting of the shareholders or Directors called expressly for that purpose. Removal by the shareholders requires an affirmative vote of the holders of outstanding shares representing at least a majority of all the votes then entitled to be cast at an election of the Directors. Removal by the Board of Directors requires an affirmative vote of a majority of all Directors. No Director may be removed except as provided in this Section.
                  Section 2.4. Vacancies and Additional Directorships. If any vacancy shall occur among the Directors by reason of death, resignation or removal, or as the result of an increase in the number of directorships, the shareholders or a majority of the Directors then in office, or a sole remaining Director, though less than a quorum, may fill any such vacancy. A Director elected to fill a vacancy caused by death, resignation or removal shall be elected to hold office for the unexpired term of his predecessor. A Director elected to fill a vacancy caused by an increase in the number of Directors or otherwise (except death, resignation or removal) shall be elected to hold office until the next Annual Meeting of Shareholders.
                  Section 2.5. Meetings. The regular meetings of the Board of Directors shall be held on such date as is adopted by the Board, with notice to all members. Special meetings of the Board may be called by the Chief Executive Officer, any Director who is also an Officer of the Company, or not less than two (2) Directors, on twenty-four (24) hours' notice in writing to each member of the Board, directed to his post office address as shown on the books of the Company.
                  Section 2.6. Waiver of Notice. Whenever any notice is required to be given under the provisions of the Indiana Insurance Law, the Articles of Incorporation or these By-Laws, a waiver thereof, signed by the Director entitled to such notice, whether before or after the time stated therein, and filed with the minutes or corporate records shall be deemed equivalent thereto. Attendance of a Director at a meeting shall be deemed equivalent to a written waiver of notice of such meeting.
                  Section 2.7. Quorum and Manner of Acting. At each meeting of the Board of Directors the presence of a majority of the total number of members of the Board of Directors as constituted from time to time, shall be necessary and sufficient to constitute a quorum for the transaction of business, except that when the Board of Directors consists of one or two Directors, then the one or two Directors, respectively, shall constitute a quorum. In the absence of a quorum, a

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majority of those present at the time and place of any meeting may adjourn the meeting from time to time until a quorum shall be present and the meeting may be held as so adjourned without further notice or waiver. A majority of those present at any meeting at which a quorum is present may decide any question brought before such meeting, except as otherwise provided by law, the Articles of Incorporation or these By-Laws. A member of the Board of Directors or of a committee designated by the Board of Directors may participate in a meeting of the Board or committee by means of a conference telephone or similar communications equipment by which all persons participating in the meeting can communicate with each other, and participation by these means constitutes presence in person at the meeting.
                  Section 2.8. Action Without Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors, or any committee of such Board, may be taken without a meeting, if the action is taken by all members of the Board or committee entitled to vote on the action, as the case may be. The action must be evidenced by one or more written consents describing the action taken, signed by each Director or committee member, as the case may be, and included in the minutes or filed with the corporate records reflecting the action taken. Action taken under this section is effective when the last Director or committee member, as the case may be, signs the consent, unless the consent specifies a different prior or subsequent effective date, in which case the action is effective on or as of the specified date. Such consent shall have the same effect as a unanimous vote of all members of the board or of the committee, as the case may be, and may be described as such in any document.
                  Section 2.9. Resignation of Directors. Any Director may resign at any time by giving written notice of such resignation to the Board of Directors, the President, any Vice President or the Secretary. Unless otherwise specified in such notice, such resignation shall take effect upon receipt thereof by the Board of Directors or any such officer, and the acceptance of such resignation shall not be necessary to make it effective.
                  Section 2.10. Compensation of Directors. Directors shall receive such reasonable compensation for their services as such, whether in the form of salary or a fixed fee for attendance at meetings, with expenses, if any, as the Board of Directors may from time to time determine. Nothing herein contained shall be construed to preclude any Director from serving the Company in any other capacity and receiving compensation therefor.

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                  Section 2.11. Citizenship. A majority of directors must,
during their entire terms of service, be citizens of the United States or Canada. At all times at least one member of the Board of Directors must reside in the State of Indiana.

                                   ARTICLE III
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                                    OFFICERS
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                  Section 3.1. Designation, Selection and Terms. The officers of the Corporation shall consist of the Chairman, the President and Chief Executive Officer, the Secretary and the Treasurer. The Board of Directors may also elect such Vice Presidents, Assistant Secretaries, Assistant Treasurers, and other officers or assistant officers as it may from time to time determine by resolution creating the office and defining the duties thereof. In addition, the President and Chief Executive Officer may, by a certificate of appointment creating the office and defining the duties thereof delivered to the Secretary for inclusion with the corporate records, from time to time create and appoint such assistant officers as the President and Chief Executive Officer deems desirable. The officers of the Corporation shall be elected by the Board of Directors (or in the case of assistant officers appointed by the President and Chief Executive Officer as provided above) and need not be selected from among the members of the Board of Directors. Any two (2) or more offices may be held by the same person. All officers shall serve at the pleasure of the Board of Directors and, with respect to the assistant officers appointed by the President and Chief Executive Officer, also at the pleasure of such officer. The election or appointment of an officer does not itself create contract rights.
                  Section 3.2. The Board of Directors may remove any officer at any time with or without cause. An assistant officer appointed by the President and Chief Executive Officer may also be removed at any time, with or without cause, by such officer. Vacancies in such offices, however occurring, may be filled by the Board of Directors at any meeting of the Board of Directors (or by appointment by the President and Chief Executive Officer, to the extent provided in Section 3.1 of these By-Laws).
                  Section 3.3. Chairman. The Chairman shall, when present, preside at all meetings of the shareholders. The Chairman shall, when present, preside at all meetings of the Board of Directors. In general he or she shall perform all duties incident to the office of Chairman and such

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other duties as may be prescribed by the Board of Directors from time to time.
The Board of Directors may from time to time elect a Vice Chairman. If a Vice Chairman is elected, the Vice Chairman shall, in the absence of the Chairman, or in the event of his or her death or inability to act, perform the duties of the Chairman and when so acting shall have the powers of and be subject to all the restrictions upon the Chairman.
                  Section 3.4. President and Chief Executive Officer. The President and Chief Executive Officer shall exercise the powers and perform the duties which ordinarily appertain to that office and shall manage and operate the business and affairs of the Corporation in conformity with the policies established by the Board of Directors, or as may be provided for in these By-Laws.
                  Section 3.5. Vice Presidents. Each Vice President, if any, shall have such powers and perform such duties as the Board of Directors may, from time to time, prescribe and as the President may, from time to time, delegate to him or her.
                  Section 3.6. Treasurer. The Treasurer shall perform all of the duties customary to that office, including the duty of supervising the keeping of the records of the receipts and disbursements of the Corporation. The Treasurer shall submit to the Board of Directors at such times as the Board may require full statements showing in detail the financial condition and affairs of the Corporation.
                  Section 3.7. Assistant Treasurer. In the absence or inability to act of the Treasurer, the Assistant Treasurer, if any, shall perform only such duties as are specifically assigned to him or her, in writing, by the Board of Directors, the President and Chief Executive Officer or the Treasurer.
                  Section 3.8. Secretary. The Secretary shall be the custodian of the books, papers and records of the Corporation and of its corporate seal, if any, and shall be responsible for seeing that the Corporation maintains the records required by the Indiana Business Corporation Law (other than accounting records) and that the Corporation files with the Indiana Secretary of State the biennial report required by the Indiana Business Corporation Law. The Secretary shall be responsible for preparing minutes of the meetings of the shareholders and of the Board of Directors and for authenticating records of the Corporation, and shall perform all of the other duties usual in the office of Secretary of a corporation.

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                  Section 3.9. Assistant Secretary. In the absence or inability to act of the Secretary, the Assistant Secretary, if any, shall perform only such duties as are provided herein or specifically assigned to him or her, in writing, by the Board of Directors, the President and Chief Executive Officer or the Secretary.


















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